[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

Exhibit 5.1

Direct Line: 202.639.7000 Fax: 202.639.7003

July 17, 2008

Hawker Beechcraft Acquisition Company LLC

Hawker Beechcraft Notes Company

10511 East Central

Wichita, Kansas 67206

Ladies and Gentlemen:

We have acted as special counsel to Hawker Beechcraft Acquisition Company LLC, a Delaware limited liability company and Hawker Beechcraft Notes Company, a Delaware corporation (together, the “Company”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the Company’s registration of (1) $400,000,000 in aggregate principal amount of its 8.5% Senior Fixed Rate Notes due April 1, 2015 (the “Senior Fixed Rate Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, (2) $400,000,000 in aggregate principal amount of its 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (the “Senior PIK-Election Notes”), which have been registered under the Securities Act and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, and (3) $300,000,000 in aggregate principal amount of its 9.75% Senior Subordinated Notes due April 1, 2017 (the “Senior Subordinated Notes”) (together with the Senior Fixed Rate Notes and Senior PIK-Election Notes, the “Notes”), which have been registered under the Securities Act and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, in each case pursuant to the Registration Statement on Form S-1 and Post-Effective Amendment No. 2 to Registration Statement filed with the Securities and Exchange Commission (the “Registration Statement”). Pursuant to the Indentures (as defined below) the Notes are unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures. All capitalized terms used herein that are defined in, or by reference in, the indenture dated March 26, 2007 (as so supplemented, the “Senior Indenture”), as amended by the First Supplemental Senior Notes Indenture dated June 30, 2008, each entered into by and among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee (the “Trustee”) relating to the 8.5% Senior Fixed Rate Notes due April 1, 2015 and 8.875% / 9.625% Senior PIK-Election Notes due April 1, 2015 and the indenture dated March 26, 2007 (as so supplemented, the “Senior Subordinated Indenture”) as amended by the First Supplemental Senior Subordinated Notes Indenture dated June 30, 2008, each entered into by and among the Company, the guarantors named therein and the Trustee, as trustee, relating to the 9.75% Senior Subordinated Notes due April 1, 2017 (together with the Senior Indenture, the “Indentures”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indentures;

(b)	the Notes; and

(c)	the Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Notes have been duly authenticated and delivered by the Trustee, (ii) all of the parties to the Documents (other than the Company and the Guarantors organized in Delaware) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Guarantors organized in Delaware), the execution thereof does not violate the charter, the bylaws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation of any such parties and each of the Documents constitute valid and binding obligations of all the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms, and (iv) all of the parties to the Documents will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantees constitute a valid and binding obligation of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)    relating to indemnification, contribution or exculpation;

(ii)   containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii)  related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the

State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iv)   specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v)    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)   which may be considered to be in the nature of a penalty.

(B) Our opinions are subject to the following:

(i)     bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)     general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)     the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(C) Provisions in the Guarantees and the Indentures that provide that the Guarantors’ liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events, circumstances or failures to act change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indentures.

(D) We express no opinion as to whether the Guarantees of the Indentures would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor.

(E) With respect to each Guarantor, we have assumed that consideration that is fair and sufficient to support the agreements of each Guarantor under the Documents has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. Insofar as the opinions expressed herein involve the laws of the State of Kansas and the State of Arkansas, we have relied with your permission solely on the opinions of Foulston Siefkin LLP and Wright, Lindsey & Jennings LLP, addressed to you and filed as Exhibits 5.2 and 5.3, respectively, to the Registration Statement. To the extent such opinions contain assumptions, conditions, or qualifications we are incorporating such assumptions, conditions and qualifications herein.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the opinions expressly stated herein. The opinions expressed herein are given only as of the date of effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this opinion letter after that date for any reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

The opinions expressed herein are solely for your benefit in connection with the transactions covered in the first paragraph of this letter and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted or referred to in whole or in part without our prior written consent.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule A

Guarantors

No.	Subsidiaries	Jurisdiction

1.	Hawker Beechcraft Finance Corporation	Delaware

2.	Hawker Beechcraft Corporation	Kansas

3.	RAPID Aircraft Parts Inventory and Distribution Company, LLC	Kansas

4.	Arkansas Aerospace, Inc.	Arkansas

5.	Hawker Beechcraft Quality Support Company	Kansas

6.	Hawker Beechcraft Regional Offices, Inc.	Kansas

7.	Beechcraft Aviation Company	Kansas

8.	Hawker Beechcraft Services, Inc.	Kansas

9.	Travel Air Insurance Company, Ltd.	Kansas

10.	Travel Air Insurance Company (Kansas)	Kansas

11.	Hawker Beechcraft International Delivery Corporation	Kansas